Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 8:30 a.m. October 25, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS
20% INCREASE IN EARNINGS PER SHARE;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (October 25, 2013) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the third quarter of 2013 and reported net income for the three months ended September 30, 2013 of $1,929,000, which is on par with the record net income reported for the second quarter of 2013 of $1,928,000. The third quarter results represent an increase of $232,000 or 14% over the $1,697,000 net income reported for the same quarter last year. After deducting dividends and discount accretion on preferred stock from net income, net income available to common shareholders increased 21% to $1,762,000 as compared to $1,452,000 for the prior year's third quarter while diluted earnings per share increased 20% to $0.36 as compared to $0.30. In comparison to the linked quarter, net income available to common shareholders increased 2% from $1,730,000 to $1,762,000. The Company's earnings for the three-month period produced an annualized return on average total assets of 0.96% and an annualized return on average shareholder's equity of 11.99% as compared to 0.86% and 10.54% for the prior year's quarter.

Select highlights:

•	Net income of $1.9 million and $0.36 per diluted share, producing a return on average total assets of 0.96% and annualized return on average shareholder's equity of 11.99%.

•	Increase in net interest margin of 15 basis points to 3.73% as compared to the 3.58% reported for the same quarter last year.

•
Nonperforming assets ("NPAs") decreased $2.4 million, from $30.6 million at June 30, 2013 to $28.2 million. This resulted in a 26 basis point reduction in the Company's NPAs as a percentage of total assets, from 3.80% at June 30, 2013 to 3.54% at September 30, 2013.

•	The Company's Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.45% at June 30, 2013 to 1.33% at September 30, 2013.

•	Loan demand continued to improve with an increase in average loans outstanding of $16.2 million or 3% from the same period last year and $5.9 million in comparison to the linked quarter.

www.myvalleybank.com
Mailing Address: PO Box 2740▪Roanoke VA 24001
36 Church Avenue SW▪Roanoke VA 24011▪Telephone: 540-342-BANK (2265) ▪FAX: 540-342-4514

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•	The Company redeemed an additional $1.6 million of its preferred stock held by the US Treasury during the third quarter bringing the total redemption amount as of September 30, 2013 to $6.4 million.

•
On October 16, 2013, the Company redeemed the remaining $9.6 million of its TARP preferred stock at par with the proceeds of a newly issued $11 million subordinated note. As a result, the US Treasury no longer owns any preferred shares in the Company.

For the nine-month period ending September 30, 2013, the Company earned net income of $5,550,000 and net income to common shareholders of $4,958,000 as compared to $5,225,000 and $4,491,000 during the same period last year, increases of 6.2% and 10.4%. Fully-diluted earnings per share for the nine-month period ending September 30, 2013 were $1.01 compared to $0.93 for the same nine-month period of 2012, an increase of 8.6%. The year-to-date earnings produced an annualized return on average earning assets of 0.94% and an annualized return on average shareholder's equity of 11.63% as compared to 0.89% and 11.21% respectively for the prior year.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on December 2, 2013 to its common shareholders of record on November 15, 2013. The amount and declaration of future cash dividends are subject to Board of Director's approval.

Ellis L. Gutshall, President and CEO stated, “Valley Financial’s financial performance for the first nine months of 2013 puts us on track for a fourth consecutive year of record earnings. Our third quarter financial performance was fueled by a 6.0% increase in net interest income and a reduction in our Allowance for Loan and Lease Losses due to continued improvements in our asset quality indicators as evidenced by a reduction in non-performing assets and a reduction in impaired loans. Furthermore, our recent exit from the TARP program is a clear indication of the strength and stability of our Company. We remain committed and focused on the Company’s long-standing vision of creating the preeminent community bank in the Roanoke Valley by continuing to provide long-term value to our shareholders, our customers and the Roanoke community."

CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 13.2% and 14.5%, respectively, at September 30, 2013 a slight decline as compared to 13.5% and 14.7% reported at September 30, 2012. The Company's tier 1 leverage ratio was 10.0% at September 30, 2013 in comparison to 10.2% at September 30, 2012. “The Company’s redemption of $6.4 million of preferred stock during the previous 12-month period contributed to the slight decline in regulatory capital ratios at September 30, 2013 as compared to September 30, 2012. We anticipate our tier 1 risk based capital ratio to decline during the fourth quarter due to the $9.6 million preferred stock redemption that occurred on October 16, 2013. However, our total risk based capital ratio should remain constant or improve, as the $11.0 million subordinated note is treated as tier 2 capital." Gutshall stated.

ASSET QUALITY/LOAN LOSS PROVISION
The Company's non-performing assets decreased 7.8% or $2.4 million, from $30.6 million at June 30, 2013 to $28.2 million at September 30, 2013 resulting in a reduction of the non-performing assets to total assets ratio of 26 basis points to 3.54% as compared to 3.80% at June 30, 2013. During the third quarter, nonaccrual loans decreased $1.2 million to $4.2 million; troubled-debt restructurings remained flat at $2.9 million, and foreclosed assets decreased $1.1 million to $21.1 million. In comparison to the prior year,

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non-performing assets decreased 90 basis points from 4.44% of total assets reported at September 30, 2012. During this period, nonaccrual loans decreased $4.4 million; troubled-debt restructurings decreased $401,000 and foreclosed assets decreased $1.0 million. There were no loans past due 90 days or more and still accruing interest at September 30, 2013 and June 30, 2013 compared to $876,000 at September 30, 2012.

Nonaccrual Loans
Nonaccrual loans decreased $1.2 million during the third quarter of 2013 due primarily to the foreclosure of three properties totaling $1.2 million and charge-offs totaling $170,000 during the third quarter. We also received principal payments totaling $226,000 on our nonaccrual portfolio and added one new relationship to nonaccrual status with loans totaling approximately $400,000. Additionally due to potential loss exposure, a specific valuation allowance of $53,000 was added to this newly impaired relationship during the quarter.

Foreclosed Assets
During the third quarter the Company received $2.3 million in proceeds on the sale of foreclosed assets and incurred net realized losses totaling $7,000 on these transactions. Additionally the Company took an aggregate impairment charge of $413,000 during the third quarter on six properties based on updated valuations and/or discussions with potential purchasers. Partially offsetting these decreases were foreclosures totaling $1.2 million, though one of those properties was subsequently sold during the third quarter. Additionally the Company spent $210,000 on capitalized improvements and $216,000 on the purchase of a first deed of trust from another institution on one of the newly foreclosed properties.

Impaired Loans
The Company's impaired loans decreased by $1.1 million or 5% during the quarter to $20.5 million. The primary driver to the reduction was foreclosures totaling $1.2 million during the quarter.

Past Due Loans
At September 30, 2013, total loans past due 30 - 89 days were $2.1 million, or 0.4% of total loans, a decrease from $3.4 million, or 0.6%, one year ago. Of the $2.1 million past due, $2.0 million or 94% is related to one relationship that is classified as a watchlist credit and monitored monthly for impairment. In comparison to June 30, 2013, total loans past due 30 - 89 days increased $1.8 million. There were no loans past due greater than 90 days and accruing interest at September 30, 2013 or June 30, 2013 as compared to $876,000 at September 30, 2012.

Provision/Charge-offs
The Company recorded a negative $332,000 provision for loan losses during the third quarter of 2013, as compared to no provision for the same period last year. The reduction in ALLL at September 30, 2013 was determined in consideration of a number of factors including the decreased level of past due loans, impaired loans, nonaccrual loans, and charge-offs during the 8-quarter historical look-back period which supported an improved risk assessment from high to medium for our asset quality environmental factor. Additionally our improved risk profile of our large relationships totaling $8 million or higher resulted in the risk assessment moving from high to low for this particular factor at September 30, 2013. The Company recorded net charge-offs of $267,000 during the third quarter of 2013 as compared to net charge-offs of $443,000 for the third quarter of 2012.

The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.58% at September 30, 2012 to 1.33% at September 30, 2013. At September 30, 2013, the Company's total

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reserves amounted to $7.4 million, of which $1.4 million are specific reserves on impaired loans and $6.0 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 178% of the non-accrual loan balances as of September 30, 2013 as compared to 100% reported at September 30, 2012.

"We continue to make significant improvement in our nonperforming and classified loan categories which allows us to reduce our overall allowance for loan and lease losses. Nonaccrual loans are at their lowest levels in five years. Charged-off loans in the first nine months of 2013 total $453,000, a significant decrease from the $1.0 million and $1.4 million charged off in the same nine-month periods of 2012 and 2011, respectively." Gutshall continued, "We also were successful in executing sale transactions on a large volume of foreclosed assets this quarter without realizing significant additional losses on these assets. Senior management remains focused on the continued reduction in nonperforming assets and we anticipate additional sales of properties in our foreclosed asset portfolio in the coming quarters."

BALANCE SHEET
At September 30, 2013, the Company's total assets were $795.8 million, total loans stood at $557.8 million, total deposits were $649.2 million and total shareholders' equity was $60.3 million. Average loans for the third quarter of 2013 were $554.3 million, up $5.9 million as compared to the second quarter of 2013, while average securities were $170.7 million, down $1.9 million and average deposits were $653.0 million, down $2.6 million as compared to the second quarter of 2013. The reduction in deposits during the third quarter is a seasonal fluctuation primarily attributable to several large municipal deposit customers using their excess cash reserves for operations.

NET INTEREST INCOME
Net interest income for the three months ended September 30, 2013 was $6.8 million, a $385,000 or 6% increase when compared to the $6.5 million reported for the same prior year period.  The Company’s net interest margin, at 3.73%, increased by 15 basis points as compared to the 3.58% reported for the same quarter last year. For the nine months ended September 30, 2013, net interest income was $20.2 million as compared to $19.2 million for the same period last year, an increase of $996,000, or 5%. The increase in net interest margin during the third quarter was the result of continued funding cost reductions as the Company’s average cost of funds was 0.53%, down 27 basis points from the 0.80% reported in the same period last year. As anticipated, asset yields continue to compress as the yield on assets during the third quarter of 2013 was 4.26% compared to 4.36% in the same quarter last year. Gutshall commented, "As expected, the cost reductions implemented earlier this year enabled us to maintain the net interest margin at 3.73% as compared to June 30, 2013, despite a 5 basis point drop in our asset yield during the quarter. The recent $11.0 million subordinated note issuance on October 15, 2013 will have an approximate 8 basis point negative impact on the margin moving forward as the interest expense will be included in our net interest margin whereas the preferred dividends were an after-tax expense of the Company. This transaction coupled with continued asset yield compression may result in a reduction in the Company's net interest margin for the fourth quarter."

NONINTEREST INCOME
Noninterest income decreased $34,000 for the three months ended September 30, 2013, or 3%, compared to the same period last year. After excluding gains on the sale of securities, income increased $69,000 or 6% compared to the same period last year. Valley Wealth Management Services produced another strong quarter with $225,000 earned, an increase of $42,000 or 23% in comparison to the same quarter last year. Mortgage fee income increased $14,000 or 9% while service charges on deposit accounts increased $45,000 or 10%. Annualized total noninterest income, exclusive of gains realized on the sale of securities,

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was 0.62% of average earning assets for the period compared to 0.59% in the prior year. For the nine months ended September 30, 2013, noninterest income was $3.6 million, a $399,000 or 12% increase when compared to the $3.2 million reported for the same period last year.

NONINTEREST EXPENSE
Non-interest expense for the third quarter of 2013 totaled $5.7 million, up $437,000 or 8% as compared to the $5.2 million recorded for the quarter ended September 30, 2012. The Company's efficiency ratio (a non-GAAP metric that measures the costs expended to generate a dollar of revenue) for the third quarter of 2013 increased to 69.10% as compared to 66.83% for the same quarter last year. Specific items to note are as follows:

•
Compensation expense increased $262,000 in comparison to the third quarter of 2012. The increase is the result of equity and merit increases for all employees which went into effect January 1, 2013 as well as commissions earned during the quarter as a result of increased brokerage fee income and mortgage activity.

•
Occupancy and equipment expense increased $34,000 in comparison to the third quarter of 2012 as a result of our expansion of office space in our downtown location and the new mortgage office at The Shoppes at West Village.

•
Data processing expense increased $57,000 due to an improvement and enhancement of our corporate-wide network and telecommunications infrastructure as well as increased customer transactions across all business lines.

•	Foreclosed asset expense increased $114,000 due primarily to impairment charges taken on OREO properties during the third quarter.

•
These increases were partially offset by reduced insurance expense of $21,000 and reduced professional fees of $84,000 in comparison to the third quarter of 2012. The reduction in insurance expense is primarily related to reduced FDIC assessment while professional fees decreased due to lower expenses associated with vendor reviews, external loan review, payroll processing, and business consulting.

BRANCH OFFICE EXPANSION
The Bank's ninth full service banking office located at The Kroger Center at Bonsack off route 460 in East Roanoke County will officially open November 1, 2013.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s ninth full service office located at The Kroger Center at Bonsack off route 460 in East Roanoke County will officially open November 1, 2013.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

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The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 9/30/13	Three Months Ended 9/30/12
Net interest income, non tax-equivalent	$6,849	$6,464
Less: tax-exempt interest income	(175)	(131)
Add: tax-equivalent of tax-exempt interest income	265	197
Net interest income, tax-equivalent	$6,939	$6,530
Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

In thousands	(Unaudited)	(Audited)
Assets	September 30, 2013	December 31, 2012
Cash and due from banks	$8,785	$9,576
Interest bearing deposits	7,532	10,227
Total cash and cash equivalents	16,317	19,803
Securities available for sale	142,524	124,220
Securities held to maturity (fair value 9/30/13: $23,740; 12/31/12: $27,791)	23,132	26,252
Loans, net of allowance for loan losses, 9/30/13: $7,430; 12/31/12: $8,060	550,360	533,893
Foreclosed assets	21,115	21,364
Premises and equipment, net	9,041	8,291
Bank owned life insurance	18,706	18,206
Accrued interest receivable	2,441	2,434
Other assets	12,213	10,121
Total assets	$795,849	$764,584
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$26,595	$24,289
Interest bearing deposits	622,617	596,812
Total deposits	649,212	621,101
Securities sold under agreements to repurchase	21,350	19,745
FHLB borrowings	43,000	38,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	346	337
Other liabilities	5,136	4,674
Total liabilities	735,540	700,353
Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 9,619 shares issued and outstanding at September 30, 2013 and 14,419 shares issued and outstanding at December 31, 2012	9,597	14,256
Common stock, no par value; 10,000,000 shares authorized; 4,787,269 shares issued and outstanding at September 30, 2013 and 4,760,095 shares issued and outstanding at December 31, 2012	24,159	23,940
Retained earnings	29,883	25,458
Accumulated other comprehensive income	(3,330)	577
Total shareholders' equity	60,309	64,231
Total liabilities and shareholders' equity	$795,849	$764,584

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VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Interest income
Interest and fees on loans	$6,824	$6,935	$20,496	$20,415
Interest on securities - taxable	830	833	2,361	3,040
Interest on securities - nontaxable	175	131	470	396
Interest on deposits in banks	4	4	17	30
Total interest income	7,833	7,903	23,344	23,881
Interest expense
Interest on deposits	603	984	1,955	3,342
Interest on borrowings	381	455	1,207	1,353
Total interest expense	984	1,439	3,162	4,695
Net interest income	6,849	6,464	20,182	19,186
Provision for loan losses	(332)	—	(267)	(53)
Net interest income after provision for loan losses	7,181	6,464	20,449	19,239
Noninterest income
Service charges on deposit accounts	482	437	1,349	1,163
Mortgage fee income	173	159	569	464
Brokerage fee income, net	225	183	724	655
Realized gain on sale of securities	15	118	83	158
Other income	260	292	885	771
Total noninterest income	1,155	1,189	3,610	3,211
Noninterest expense
Compensation expense	2,978	2,716	8,908	7,955
Occupancy and equipment expense	439	405	1,361	1,175
Data processing expense	385	328	1,133	957
Insurance expense	212	233	614	850
Professional fees	206	290	568	750
Foreclosed asset expense, net	589	475	1,090	917
Other operating expense	842	767	2,502	2,322
Total noninterest expense	5,651	5,214	16,176	14,926
Income before income taxes	2,685	2,439	7,883	7,524
Income tax expense	756	742	2,333	2,299
Net income	$1,929	$1,697	$5,550	$5,225
Preferred dividends and accretion of discounts on warrants	167	245	592	734
Net income available to common shareholders	$1,762	$1,452	$4,958	$4,491

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VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012
PER COMMON SHARE
Earnings per share - basic	$0.37	$0.31	$1.04	$0.95
Earnings per share - diluted	$0.36	$0.30	$1.01	$0.93
Tangible book value per share			$10.59	$10.62

FINANCIAL RATIOS
Return on average assets	0.96%	0.86%	0.94%	0.89%
Return on average shareholders' equity	11.99%	10.54%	11.63%	11.21%
Net interest margin (FTE)[1]	3.73%	3.58%	3.76%	3.55%
Efficiency - Consolidated	69.1%	66.83%	66.59%	65.33%
Net charge-off to average loans	0.05%	0.08%	0.07%	0.20%
Total risk based capital - Consolidated			14.45%	14.74%
Total risk based capital - Bank only			14.33%	14.13%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$8,060	$9,650
Provision for loan losses			(267)	(53)
Charge-offs			(453)	(1,075)
Recoveries			90	26
Ending balance			$7,430	$8,548

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.54%	4.44%
Allowance for loan losses to total loans			1.33%	1.58%
Allowance for loan losses to nonaccrual loans			178.1%	100.0%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest			$—	$876
Nonaccrual loans			4,171	8,547
Accruing Troubled Debt Restructurings			2,923	3,324
Foreclosed assets			21,115	22,151
Total nonperforming assets			$28,209	$34,898

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”